EXHIBIT 99.2

FACTS ABOUT CYTRX'S PROPOSED REVERSE SPLIT STOCK SPLIT PROPOSAL

1)	Why is the company proposing the reverse stock split?
We are proposing the Reverse Stock Split in order to maintain the listing of our Common Stock on the Nasdaq Capital Market ("Nasdaq"). We believe that being listed on Nasdaq provides greater value than a listing on the OTC Bulletin Board. The reverse stock split provides a means to regain our Nasdaq listing compliance based upon a higher per share price with fewer shares.  Each stockholder will hold the same percentage of Common Stock outstanding immediately prior to the Reverse Stock Split as the stockholder did immediately prior to the Reverse Stock Split.
2)	What are the terms of the proposed Reverse Stock Split?
We are asking stockholders to vote to approve a reverse stock split with the ratio of one new share of common stock for every six current shares of common stock (1-for-6) in order to maintain our Nasdaq listing.  The Authorized Shares, both common and preferred, as well as options and warrants will all be adjusted at the same ratio as the common stock.
If the stock split is enacted, we will have approximately the following number of shares authorized and issued as listed below:
Authorized Common Stock:	41.7 million
Common Stock issued and outstanding:	27.6 million
Options and Warrants:	6.6 million
Authorized Preferred Stock:	0.8 million
Preferred Stock issued and outstanding:	None

3)	Are the Board members and senior management having their stock and options reversed in the same proportion as everyone else?
Yes.  Board members, management and employees are treated exactly like all other stockholders.  Their common stock will be reduced according to the reverse stock split ratio. For stock options, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of the outstanding options.  The shares authorized under our Amended and Restated 2008 Stock Incentive Plan, which is the option pool for future stock option grants, will also be reduced according to the reverse stock split ratio.

4)	Are the authorized shares being reversed in the same proportion as the common stock?
Yes. Based on feedback from stockholders, we have revised the proxy statement so that the authorized shares will be reduced in the same proportion as the common stock.
5)	Are the preferred shares subject to the reverse split?
Yes.  The number of authorized preferred shares will be reduced at the 1-for-6 ratio.  CytRx does not have any preferred stock outstanding, so there are no preferred shares that would be affected by the proposed reverse stock split.

6)	When would the Reverse Split Occur?
The Board of Directors intends to enact the reverse stock split as soon as practically possible following the special meeting of stockholders scheduled for October 17, 2017, subject to any time restrictions imposed by Nasdaq to complete the process.
Upon receiving stockholder approval of the Reverse Stock Split Amendments, the Board of Directors will have sole discretion to decide without further action on the part of our stockholders whether or not to effect the Reverse Stock Split Amendments.  Our Board of Directors reserves the right, notwithstanding stockholder approval of the Proposal and without further stockholder action, to delay or abandon the Reverse Stock Split Amendments if, prior to filing such amendment, the Board of Directors determines in its sole discretion that the Reverse Stock Split would not be in the best interests of our stockholders.
7)	How do I vote?
a)	Via internet by accessing www.proxyvote.com and following the instructions
b)	Via phone by calling Saratoga Proxy Consulting at (888) 368-0379 or (212) 257-1311
c)	Via mail -- simply fill out your proxy card that was mailed to you and mail it in
d)
In person -- you may vote your proxy card at the special meeting scheduled for Tuesday, October 17, 2017, at 10:00 a.m. at the offices of Loeb & Loeb LLP, located at 10100 Santa Monica Blvd., 18th Floor, Los Angeles, CA 90067.

If you have additional questions or need assistance with voting, please contact our proxy solicitation first Saratoga Proxy Consulting either by telephone: (888) 368-0379 or (212) 257-1311 or by email: info@saratogaproxy.com.
8)	What if I never received or am unable to find my proxy card?
For stockholders who need assistance voting their shares, or have questions regarding the special meeting, please contact CytRx's proxy solicitation firm, Saratoga Proxy Consulting either by telephone: (888) 368-0379 or (212) 257-1311 or by email: info@saratogaproxy.com.
9)	Can I change my vote if I have already voted?
Yes. Your vote with the latest date will be the one included for the final count.
10)	If the Reverse Stock Split is approved, do stockholders need to do anything to get the post-split shares?
After you have voted on the proxy statement, most stockholders do not need to do anything else.  The Reverse Stock Split Amendments would be effected by the company filing a Certificate of Amendment to Restated Certificate of Incorporation of CytRx Corporation.  If you hold a physical stock certificate, you will need to contact our stock transfer agent, AST Financial (AST), to issue a new stock certificate to reflect the reverse stock split.  AST can be reached by phone at (800) 937-5449 or by email at help@astfinancial.com.

11)	Is NantCell going to vote for the Reverse Split? Would their shares and warrants be subject to the terms of the reverse split?
Yes.  NantCell, Inc. ("NantCell") has committed to vote its 11,818,182 shares in favor of the proposed reverse stock split. Their warrant will also be subject to the reverse stock split.

12)	What will happen if the Reverse Stock Split Proposal is rejected by stockholders?
If we are unable to maintain the minimum stock price requirement for listing on NASDAQ, we believe NASDAQ will delist us.  If that occurs, CytRx shares would likely trade on the OTC Bulletin Board (OTCBB).   The Board of Directors of CytRx strongly believes trading on the OTCBB would be damaging to stockholder value, would remove important stockholder protections and is not in the best interests of the company or stockholders. Because of the trading volatility often associated with low-priced stocks like those on the OTCBB, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  Having a smaller universe of potential buyers could be detrimental to current stockholders.  The result is that CytRx stockholders could see the value of their investment decline even further.
13)	Why is a continued listing on Nasdaq important and in the best interests of the company and its stockholders?
a.	Nasdaq listed companies are required to meet high standards of corporate governance;
b.	CytRx and its stockholders have access to nearly all global investors, resulting in unrivalled liquidity;
c.	Trading volatility is greatly reduced;
d.	Ability to attract institutional and accredited investors;
e.	Better stockholder protection from potential dilution. Stockholder approval is required for certain transactions, under Nasdaq rules;
f.	With high investor participation and greater regulation of the market, there is less opportunity for manipulative attacks;
g.	Nasdaq is one of the largest and most efficient markets, so there is less concern about shorting and manipulation by dealers;
h.	After a reverse stock split, our float would shrink significantly. A small float may allow our stock to appreciate in value more freely, especially on good news

14)	Why does a study prepared for the Securities and Exchange Commission (S.E.C.) warn retail investors about Investing in OTC Stocks?
In December, 2016, with help from numerous S.E.C. staff, a study was prepared by Joshua White who analyzed 1.8 million trades by over 200,000 individual investors in approximately 10,000 stocks appearing on the OTC boards at the end of 2013 through 2015. The study concluded that the typical OTC investment return is severely negative. The report noted that "OTC stocks tend to be highly illiquid; are frequent targets of alleged market manipulation; generate negative and volatile investment returns on average; and rarely grow into a large company or transition to listing on a stock exchange."  Given that retail investors are the predominant owners of OTC stocks, and the documented trend towards less transparency by OTC companies, the results of this study have important implications for investor protection.  The full report can be accessed on-line at  https://www.sec.gov/files/White_OutcomesOTCinvesting.pdf
15)	Is there short selling on the OTC?
Yes. While some discount brokers don't allow shorting of OTCBB stocks, there are numerous brokerage firms that allow for short selling.   Since there is less regulation of OTCBB stocks, some studies have suggested manipulative trading tactics and naked short selling are prevalent on the OTCBB.  According to Zacks, the OTC market is controlled by licensed dealers more than by outside or NYSE influences. Successful dealers develop strong networks and trading relationships with investors and other dealers to buy and sell securities that are not listed on major stock exchanges. In the OTC -- unlike the major stock exchanges -- pricing and trading volume can fluctuate based on dealer, not global market, activity.
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